UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 17, 2012

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 792,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries, a midstream natural gas pipeline business with principal operations in Oklahoma.

At the Annual Meeting of Shareholders of OGE Energy Corp. held on May 17, 2012, the shareholders:

•	Elected the seven directors nominated by the Board of Directors;

•	Ratified the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2012;

•	Approved, on an advisory basis, executive compensation; and

•	Approved the shareholder proposal for simple majority vote.

The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each of such matters, were as stated below.

Proposal No. 1:	Votes For		Votes Withheld	Broker Non-Votes
Election of Directors

Terms Expiring in 2013
Wayne H. Brunetti	67,303,594		766,656	16,832,839
John D. Groendyke	67,277,066		793,184	16,832,839
Kirk Humphreys	67,034,576		1,035,974	16,832,839
Robert Kelley	67,239,022		831,228	16,832,839
Robert O. Lorenz	67,271,608		798,642	16,832,839
Judy R. McReynolds	67,329,812		740,438	16,832,839
Leroy C. Richie	66,800,039		1,270,211	16,832,839

Proposal No. 2:	Votes For		Votes Against	Abstentions
Ratification of the appointment of Ernst & Young LLP as our principal independent accountants for 2012	83,894,325		689,234	319,530

Proposal No. 3:	Votes For	Votes Against	Abstentions	Broker Non-Votes
Advisory vote on executive compensation	64,071,331	2,254,103	1,744,816	16,832,839

Proposal No. 4:	Votes For	Votes Against	Abstentions	Broker Non-Votes
Shareholder proposal for simple majority vote	43,771,015	23,418,323	880,912	16,832,839

Item 7.01. Regulation FD Disclosure

OG&E 2011 Oklahoma Rate Case Filing

On May 21, 2012, the Company issued a press release describing OG&E's intention to implement a $24 million Oklahoma rate increase effective June 1, 2012, subject to refund. As previously reported, OG&E filed a request to increase rates by $73.3 million in July 2011. By statute, if the Oklahoma Corporation Commission ("OCC") takes more than 180 days to complete its review and issue an order in rate case proceedings, a utility may implement interim rates, subject to refund. In addition, due to decreases in fuel costs, particularly natural gas, OG&E will propose to lower fuel costs by $50 million annually, also effective June 1, 2012. The two actions will result in a net reduction for residential, commercial and industrial customers. For further information, see the press release attached as Exhibit 99.01.

Investor Presentations

On May 23, 2012 and May 24, 2012, the Company is scheduled to make presentations to certain investors during which, among other things, the Company will reaffirm the statements in its Form 10-Q for the quarter ended March 31, 2012 that it expects 2012 earnings to be between $337 million to $357 million of net income, or $3.40 to $3.60 per average diluted share. The key factors and assumptions regarding the Company's 2012 earnings guidance are contained in the Company's Form 10-Q for the quarter ended March 31, 2012.

Some of the matters discussed herein may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and NGLs, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2011.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated May 21, 2012, announcing OG&E implements interim rates, lowers fuel costs; most bills will decrease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

May 23, 2012